Exhibit 10.14

CONVERTIBLE LOAN AGREEMENT

THIS CONVERTIBLE LOAN AGREEMENT is entered into as of the 5th of December 2014 by and between EZTrader Inc. (formerly known as Win Global Markets Inc.) a company incorporated under the laws of Nevada (the “Company” or the “Borrower”), and [ ] (the “Lender”).

(Each of Borrower and Lender shall be also referred to herein as a “Party”, and collectively, the “Parties”);

WHEREAS, at the request of the Borrower, the Lender has agreed to make available to the Borrower, and the Borrower desires to receive from the Lender, a loan convertible into shares of the Borrower, subject to and in accordance with the terms and conditions set forth in this Agreement;

NOW, THEREFORE, the parties hereby agree as follows:

1.	Definitions and Interpretation

1.1.	The preamble to this Agreement forms an integral and a binding part of this Agreement.

1.2.
The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.  All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

1.3.	In addition to the terms defined elsewhere in this, for all purposes of this Agreement the following terms shall have the meanings given to them in this Section 1.3:

1.3.1.	“Agreement” means this Agreement, including all annexes, exhibits, appendices and schedules hereto as the same may hereafter be amended, modified or supplemented from time to time.

1.3.2.	“Business Day” means the day on which commercial banks in London, UK are open to the public.

1.3.3.	"Conversion Date" means the date falling upon the lapse of one (1) year as of the Closing.

1.3.4.
“Conversion Unit” [ ] ordinary shares of the Company, each at a strike price of 0.19078 US$, subject to the provisions under Section 3.1.2  below, provided that in the case that the Borrower consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, or reorganizes, reincorporates or reconstitutes into or as, another entity, “Conversion Unit” shall mean a number of ordinary shares of the resulting, surviving or transferee entity having a value equivalent to [ ] ordinary shares of the Company, each at a strike price of 0.19078 US$, and a 5 year Warrant exercisable into [ ] ordinary shares of the Company each at a strike price of 0.19078 US$.

1.3.5.
“Default” means an Event of Default or an event or circumstance which would be, with the expiry of a grace period, the giving of notice or the making of any determination under the Transaction Documents or any combination of them, an Event of Default.

1.3.6.
“Event of Default” means an event or circumstance specified as such in Section 6 (Default) provided that in each case an Event of Default shall occur only after the lapse of any applicable cure period as set forth in Section 6 (Default) (if any) and the Default is continuing.

1.3.7.
“Fully Diluted Basis” means all issued and outstanding shares of the Company, all issued and outstanding securities convertible into or exchangeable for shares or share capital of the Company, all securities reserved for issuance under any share purchase or share option plan adopted by the Company, in each case assuming the exercise or conversion thereof, as applicable.

1.3.8.
“Governmental Authority” means any governmental, legislative, regulatory or administrative body, agency or authority, any court of judicial authority, any arbitrator or any public, regulatory authority, whether international, national, state, municipal or local.

1.3.9.
"Transaction Documents” means: (a) this Agreement; (b) and any other agreement or document executed pursuant to any of the above or in connection with any of the foregoing which is designated in writing by the Lender and the Borrower as a “Transaction Document”;

1.4.	Euros shall be converted into US$, for any purpose of this Agreement, pursuant to the following EUR/USD rate: 1.23.

1.5.
A Default is “continuing” if it has not been remedied or waived. An Event of Default is "remedied" only if: (i) the Borrower has notified the Lender of the existence of the relevant Default; (ii) the Default is of a type that is reasonably capable of remedy,; and (iii) prior to the Lender delivering a Conversion Notice or otherwise notifying the Borrower that it has exercised or will exercise any of its rights or remedies under the Transaction Documents (including but not limited to its right to accelerate the Loan Amount), the Lender confirms to the Borrower that the Event of Default has been cured to the Lender’s reasonable satisfaction.

1.6.	A “law” includes any statute, law, regulation, treaty, rule, official directive or guideline of any Governmental Authority, or any interpretation of any of the foregoing by any Governmental Authority.

2.	Financing Terms

2.1.	Grant of Loan

2.1.1.
Subject to the conditions hereof and within 1 business days following the day of execution hereof (the “Closing”), the Lender shall grant the Company a loan in the principal amount of [ ] Euro (the "Loan" or “Loan Amount”);

2.1.2.	The Loan shall be transferred to the Borrower by bank transfer to a bank account the details of which shall be provided to the Lender at the Closing.

2.2.	Interest. The Loan Amount shall bear interest at an annual rate of 10% (ten percent) (calculated on the basis of the actual number of days elapsed and a 360 (three hundred and sixty) day year).

2.3.	Repayment. The Company shall repay the Loan Amount and the Interest, in one lump sum, on the day falling upon the lapse of one (1) year as of the Closing (the “Repayment Date”).

2.4.
Payments. All payments to be made by the Company to the Lender, including any repayment, prepayment, payment of interest, fees and all other amounts required to be paid to the Lender under the Transaction Documents, together with VAT (if applicable), shall be made in Euros by bank transfer to an account designated in writing by the Lender.

3.	Conversion, Options and other Lender’s rights

3.1.	Repayment Conversion.

3.1.1.
Upon: (i) a Conversion Date, or (ii) the occurrence of an Event of Default, and any time thereafter as long as such Event of Default is continuing, the Lender may (but is not obliged to), by written notice to the Borrower (the “Conversion Notice”), convert all or part of the principal of the Loan outstanding at such time into the Conversion Unit or a pro rata portion thereof in case of partial conversion (the “Repayment Conversion”).

3.1.2.
The Repayment Conversion shall occur upon the delivery of the Conversion Notice, whereupon the Conversion Unit or pro rata portion thereof, as applicable, shall be validly issued in the name of the Lender, fully-paid, free and clear of any liens, encumbrances, claims or third party rights of any kind.

3.1.3.
Upon the issuance in the name of the Lender of the Conversion Unit or a pro rata portion thereof, as applicable, under the Repayment Conversion hereunder: (i) the Company shall be deemed to have discharged any and all obligations or a pro rata portion thereof, as applicable, with respect to the principal of the Loan, (ii) the Interest accrued prior to the Repayment Conversion shall be paid by the Company to Lender upon such Conversion of Units date, and (iii) the Lender shall not be entitled to Interest or to any other payment hereunder as of the Repayment Conversion.

4.	Representations and Warranties of the Company

4.1.	The Company is duly organized and validly existing under the laws of its jurisdiction of incorporation, and has the full power and authority to consummate the transactions contemplated hereunder.

4.2.
The consummation of the transactions contemplated hereunder and the performance of this Agreement by the Company do not violate the provisions of its corporate documents, or any applicable law, and will not result in any breach of, or constitute a default under, any agreement or instrument to which it is a party or under which it is bound.

4.3.
The execution and performance of this Agreement by the Company have been duly authorized by all necessary actions, and this Agreement has been duly executed and delivered by the Company. This Agreement is valid and binding upon it and enforceable in accordance with its terms.

4.4.
This Agreement, when executed and delivered by or on behalf of the Company, will constitute the valid and legally binding obligations of the Company, legally enforceable against the Company in accordance with their respective terms.

4.5.
The shares to be issued upon conversion pursuant to this Agreement will be duly authorized and upon issuance in accordance with this Agreement will be validly issued, fully paid, and non-assessable, free and clear of any liens or encumbrances of any kind.

4.6.
Other than as explicitly set forth under this Section 4, the Company makes no other representations and warranties with respect to any transaction contemplated herein (including without limitation with respect to the Conversion Unit which shall be issued and allotted (if issued and allotted) to the Borrower as-is).

5.	Representations and Warranties of the Lenders

5.1.	The Lender is duly organized and validly existing under the laws of its jurisdiction of incorporation, and has the full power and authority to consummate the transactions contemplated hereunder.

5.2.
The consummation of the transactions contemplated hereunder and the performance of this Agreement by the Lender do not violate the provisions of its corporate documents, or any applicable law, and will not result in any breach of, or constitute a default under, any agreement or instrument to which it is a party or under which it is bound.

5.3.
The execution and performance of this Agreement by the Lender have been duly authorized by all necessary actions, and this Agreement has been duly executed and delivered by the Lender. This Agreement is valid and binding upon it and enforceable in accordance with its terms.

6.	Default

Each of the events or circumstances set out in the following paragraphs under this Section 6 is an Event of Default (whether or not caused by any reason outside the control of the Borrower or of any other person):

6.1.
Non-Payment. The Company does not pay on the Repayment Date the amount payable pursuant to the Transaction Document, unless payment is made as soon as practicable and in any event within 14 (fourteen) business days of its due date;

6.2.
Invalidity. Any of the Transaction Documents shall cease to be in full force and effect in any respect or shall not, or shall cease to, constitute the legal, valid, binding and enforceable obligations of the Company, as applicable, or might become unlawful or the exercise or enforcement of any rights and remedies of the Lender under the Transaction Documents becomes subject to material legal impediments; a Default under this sub-Section may be cured within 7 days (without prejudice to any other Event of Default pursuant hereto).

6.3.
The Borrower shall become insolvent, however evidenced, or make an assignment for the benefit of creditors, or file with a court of competent jurisdiction an application for appointment of a receiver, or similar official with respect to it or any substantial part of its assets, or there shall be filed against the Borrower by any third party any such application or petition, which application or petition is not dismissed or withdrawn within thirty (30) days from the date of filing thereof;

6.4.
Merger without assumption. The Borrower consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, or reorganizes, reincorporates or reconstitutes into or as, another entity and, at the time of such consolidation, amalgamation, merger, transfer, reorganization, reincorporation or reconstitution the resulting, surviving or transferee entity fails to assume all the obligations and undertakings of such party under this Agreement (including, for the avoidance of doubt, the obligations and undertakings relating to Repayment Conversion under section 3.1 above).

Upon the occurrence of an Event of Default and at any time, the Lender may, by written notice to the Borrower, declare that an Event of Default has occurred and/or that all or part of the outstanding Loan Amount is immediately due and payable, whereupon it shall become immediately due and payable, together with all interest accrued thereon and all other amounts payable under the Transaction Documents (including Interest, break funding fee and Repayment Amount, to the extent applicable). For avoidance of doubt, nothing in this Section shall operate or be construed so as to prejudice or derogate from any other rights, remedies and relief available to the Lender under this Agreement, the other Transaction Documents or by law.

7.	General and Miscellaneous

7.1.
Confidentiality. The terms and conditions of this Agreement and the other Transaction Documents shall be treated by the Parties as confidential information and shall not be disclosed to any person or entity except as required by law, to its auditors and other advisors (subject to confidentiality in accordance with the principles set out herein), or in connection with any assignment or transfer permitted hereunder.

7.2.	Assignment. Neither Party may assign their rights and/or obligation hereunder, or any of them, without the prior written approval of the other Party, at such other Party's discretion.

7.3.
Successors and Assigns.  Without prejudice to the provisions of Section 7.2 (Assignment), this Agreement shall inure to the benefit of, and be binding upon, the heirs, executors, administrators, successors and assigns of the parties hereto.

7.4.
Notices.  Any notice or other communication required to be given by one party hereto to another under this Agreement shall be in writing and shall be deemed to have been served: (i) if personally delivered, when actually delivered; or (ii) if sent by facsimile or e-mail, the next business day after receipt of confirmation of transmission; or (iii) 3 (three) business days after being mailed by certified or registered mail, postage prepaid (for the purposes of proving such service, it being sufficient to prove that such notice was properly addressed and posted) to the respective addresses of the parties set out herein:

if to the Company:

Address: 92 Vandam St., New York, NY 10012, USA

Attention: Shimon Citron

Facsimile: 1-212-222-3779

if to the Lender:

Address: [ ]

Attention: [ ]

Facsimile:

or at such other address, facsimile or email as any party shall have furnished to the other in writing in accordance with this Section.

7.5.
Entire Agreement.  This Agreement and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly cancelled.

7.6.
Amendment.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the parties.

7.7.
Severability.  If any provision of this Agreement shall be deemed to be invalid or unenforceable, then unless such invalidity or unenforceability goes to the root of the Agreement, such invalidity or unenforceability shall not affect the validity or enforceability of any of the other provisions of this Agreement and the remaining provisions shall be severable and enforceable in accordance with their terms.

7.8.
Remedies and Waivers.  No failure to exercise, nor any delay in exercising on the part of a Party any right or remedy hereunder or under law shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided under the Transaction Documents are cumulative and not exhaustive of any rights or remedies provided by law.  Any extension of time or waiver given, or compromise made, with respect to a specific event by the Lender, shall apply only with respect to such specific event and shall not be interpreted as applying to any other event and shall not derogate from the Lender’s rights under this Agreement or law (save as expressly stated in such waiver or compromise).

7.9.	No Third Party Beneficiaries. This Agreement is made for the Parties hereto, and no third party shall have any right hereunder or be deemed a beneficiary hereof.

7.10.
Governing Law; Jurisdiction. This Agreement and all non-contractual obligations arising out of or in connections with it shall be governed by and construed in accordance with English law.  Each of the parties hereto irrevocably agrees that the courts of England shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes which may arise out of or in connection with this Agreement and, for such purposes, irrevocably submits to the jurisdiction of such courts.

7.11.
Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this CONVERTIBLE LOAN AGREEMENT as of the date first above written.

____________________ Win Global Markets Inc By: Shimon Citron Title: Director	____________________________ [ ] By: [ ] Title: [ ]